Exhibit 99.1
FOR IMMEDIATE RELEASE
VERTRUE ANNOUNCES COMPLETION OF MERGER
Norwalk, Conn. – August 16, 2007 – Vertrue Incorporated (Nasdaq: VTRU) (“Vertrue”), announced today the completion of its acquisition by Vertrue’s management and an investor group consisting of One Equity Partners, Rho Ventures and Brencourt Advisors. Under the terms of the amended merger agreement, Vertrue stockholders are entitled to receive $50.00 in cash, without interest, for each share of Vertrue common stock that they hold (the “merger consideration”). The transaction is valued at approximately $855 million, including the assumption of debt. The Company previously announced the definitive merger agreement on March 22, 2007 and the amendment to the merger agreement on July 18, 2007.
Vertrue common stock will cease to trade on the Nasdaq Global Select Market at the close of the market today and will be delisted. American Stock Transfer & Trust Company, the paying agent, will mail a letter of transmittal and instructions to all Vertrue stockholders of record. The letter of transmittal and instructions will contain information on how to surrender Vertrue common stock in exchange for the merger consideration. Stockholders of record should not surrender their stock certificates until they have completed the letter of transmittal. Stockholders who hold shares in “street name” through a bank or broker should contact their bank or broker to determine what actions they must take, if any, to have their shares converted into the merger consideration.
ABOUT VERTRUE
Vertrue Incorporated is a premier Internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to savings and services that improve their daily lives. Vertrue’s members and customers have access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts, and personals, which are all offered online through a set of diverse Internet marketing channels. Vertrue is headquartered in Norwalk, Conn.
ABOUT ONE EQUITY PARTNERS
One Equity Partners (OEP) manages $5 billion for direct private equity investments. Partnering with management, OEP invests in transactions that initiate strategic and operational changes in businesses to create long-term value. OEP’s investment professionals are located across North America and Europe, with offices in New York, Chicago and Frankfurt.
ABOUT BRENCOURT ADVISORS

Brencourt Advisors was formed in 2001 as a registered investment advisor to various alternative investment funds. Brencourt Advisors specializes in event-driven investments and currently manages approximately $2.5 billion in assets with global operations that include offices in New York, NY, London, U.K. and Hong Kong.
ABOUT RHO VENTURES
Rho Ventures, a division of Rho Capital Partners, has been backing emerging and high growth companies primarily in the U.S. since its inception in 1981. Venture capital and growth equity funds under management currently exceed $1.4 billion. Rho Ventures has invested in approximately 200 companies and helped build market leaders across many high growth industries. The firm is currently investing Rho Ventures V, a $425MM fund launched in 2005. Previous investments include Ciena Corporation, Compaq Computer (currently part of Hewlett Packard), Diversa, Human Genome Sciences, iVillage (currently part of NBC Universal), Leukosite (currently part of Millenium Pharmaceuticals), MedImmune, Senomyx, Silicon Graphics, Vanda Pharmaceuticals, Vicuron and Yantra (currently part of Sterling Commerce). For additional information, please visit www.rho.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may constitute “forward-looking statements” that are subject to risks and uncertainties, and actual results may differ materially. A discussion of factors that may affect future results is contained in Vertrue’s filings with the Securities and Exchange Commission. Vertrue is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.

CONTACT:	Vertrue Incorporated
Gary Johnson, 203-324-7635